Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

INCUMAKER, INC.,

a Delaware corporation

AND

UBID HOLDINGS, INC.,

a Delaware corporation

DATED AS OF October 23, 2018

Exhibit 2.1 page 2 of 36

Exhibit 2.1 page 3 of 36

4.2.	Equity Investment	9
4.3.	Authority to Execute and Perform Agreement	10
4.4.	Binding Effect	10
4.5.	Capitalization	10
4.6.	Board Approval	11
4.7.	SEC Reports and Financial Statements	11
4.8.	No Material Adverse Change	11
4.9.	Books and Records	11
4.10.	Litigation	11
4.11.	Absence of Liabilities	12
4.12.	Title to Properties; Absence of Liens	12
4.13.	Compliance with Laws	12
4.14.	Intellectual Property	12
4.15.	Non-Contravention	12
4.16.	Consents and Approvals	12
4.17.	Material Contracts	12
4.18.	Taxes	13
4.19.	Environmental Matters	14
4.20.	Real Property	14
4.21.	Broker’s Fees	14
4.22.	Labor Matters	14
4.23.	Articles of Incorporation, Bylaws, and Minute Books	15
4.24.	Full Disclosure	15

ARTICLE V ADDITIONAL AGREEMENTS OF THE PARTIES		15

5.1.	Actions Pending Closing	15
5.2.	Company Stockholders’ Approval; Information Statement	17
5.3.	UBID Shareholder’s Approval	17
5.4.	Efforts; Consents	17
5.5.	Filing of Tax Returns; Payment of Taxes	18
5.6.	Access to Information
5.7.	Confidentiality	18
5.8.	Notification of Certain Matters	18
5.9.	Non-Solicitation	19
5.10.	Further Assurances	19
5.11.	Public Disclosure	19
5.12.	Board of Directors	20

ARTICLE VI CONDITIONS TO CLOSING		20

6.1.	Conditions to Each Party’s Obligations to Consummate the Transactions	20
6.2.	Conditions to Obligations of the Company to Consummate the Transactions	20
6.3.	Conditions to Obligations of to Consummate the Transactions	21

ARTICLE VII TERMINATION		22

7.1.	Termination	22
7.2.	Effect of Termination	23

Exhibit 2.1 page 4 of 36

7.3.	Expenses; Termination Fees	23

ARTICLE VIII MISCELLANEOUS		24

8.1.	Certain Definitions; Rules of Construction	24
8.2.	Waivers and Amendments	29
8.3.	Governing Law	29
8.4.	Notices	30
8.5.	Section Headings	30
8.6.	Counterparts	30
8.7.	Assignments	30
8.8.	Entire Agreement; Enforceability	31
8.9.	Severability	31

Schedules

Schedule 3.5	UBID Capitalization
Schedule 3.7	UBID Litigation
Schedule 3.8	UBID Title to Properties; Absence of Liens
Schedule 3.10	UBID Consents and Approvals
Schedule 3.16	UBID Intellectual Property
Schedule 3.22(d)	UBID Absence of Certain Changes or Events.
Schedule 4.11	Company Absence of Liabilities
Schedule 4.16	Company Consents and Approvals
Schedule 4.18	Company Taxes

Exhibit 2.1 page 5 of 36

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2018, is entered into by and between Incumaker, Inc., a Delaware corporation (the “Company”), and uBid Holdings, Inc., a Delaware corporation (“UBID”), that hereby agree as follows:

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company and UBID have each approved the merger of UBID with and into the Company, with the Company surviving (the “Merger”), on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the “DGCL”) and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of each company and their respective stockholders;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) and Section 351 of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 and Section 351 of the Code.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

THE MERGER

1.1.          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), UBID shall be merged with and into the Company in accordance with the applicable provisions of the DGCL and in accordance with this Agreement, and the separate existence of UBID shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue under the laws of Delaware.

1.2.          Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the “Closing”), shall take place at the offices of Culhane Meadows PLLC, 1101 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20004, as soon as practicable (but not later than five (5) Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by (i) delivering to the Secretary of State of the State of Delaware a Certificate of Merger (the “DE Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective as of the date and at such time (the “Effective Time”) as the DE Certificate of Merger is filed with the Secretary of State of the State of Delaware with respect to the Merger.

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Exhibit 2.1 page 6 of 36

1.3.          Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of UBID shall vest in the Surviving Corporation, and all debts, liabilities and duties of UBID shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.          Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time, as amended and restated, shall become, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to the terms included herein and until amended or repealed in accordance with the terms thereof and with Applicable Law.

1.5.          Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Law.

1.6.          Directors and Officers. The directors and officers of UBID immediately prior to the Effective Time shall become at the Effective Time, the directors and officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

1.7.          Assumption of Liabilities. At the Effective Time, the Company shall have no liabilities, including those liablities.as set forth in the Company’s financial statements.

1.8.          Change of Fiscal Year End. At the Effective Time, the fiscal year end of the Company shall change from May 31 to December 31, the fiscal year end of UBID.

Article II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1.          Conversion of UBID Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a “Company Stockholder,” and collectively, the “Company Stockholders”):

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Exhibit 2.1 page 7 of 36

(a)          The Company shall issue an aggregate of such number of shares of its common stock in exchange for the issued and outstanding common stock of UBID to ensure that at the Effective Time the shareholders of the Company shall hold 17.8% of the issued and outstanding shares of the common stock of the Surviving Corporation or 43,771,555 shares of common stock and the shareholders of UBID shall hold 82.2% of the issued and outstanding shares of common stock of the Surviving Corporation or 202,110,632 shares of its common stock. The number of shares of Company common stock issued to each shareholder in accordance with this Section 2.1(a) shall hereafter be referred to as the “Merger Shares.” Each share of UBID’s issued and outstanding common stock shall be converted into and become approximately 11 fully paid and non-assessable shares of common stock (the “Exchange Ratio”), par value $0.001 per share, of the Surviving Corporation (the “Company Common Stock”). At the Effective Time, all UBID Securities shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each UBID shareholder shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

(b)          No fraction of a share of Company Common Stock will be issued, but in lieu of such issuance, each UBID Shareholder who would otherwise be entitled to a fraction of a share of Company Common Stock as a result of the conversion and exchange of shares contemplated by this Article II shall receive from the Company one (1) additional share of Company Common Stock. The fractional share interest of UBID Shareholders shall be aggregated such that no UBID Shareholder shall receive more than the one (1) share of Company Common Stock with respect to any interest in fractional shares.

2.2.         Exchange of Interests.

(a)          Immediately prior to the Closing, the Company shall deposit, or shall cause to be deposited, with Island Stock Transfer (the “Exchange Agent”), for the benefit of the UBID Shareholders certificates in the names of each such UBID Shareholder evidencing the number of Merger Shares to be issued to such UBID Shareholder in accordance with this Article II. As soon as reasonably practicable after the Effective Time, the Company will instruct the Exchange Agent to deliver to each holder of UBID Share a letter of transmittal containing instructions for use in effecting the exchange of UBID Shares for certificates evidencing the relevant number of Merger Shares. No interest shall be paid on the Merger Shares. All Merger Shares issued upon exchange of the UBID Share in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(b)          It is understood that the certificates evidencing the Merger Shares will bear the legends set forth below:

(i)          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS;

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Exhibit 2.1 page 8 of 36

(ii)         Any additional legend required by Applicable Law.

The legend set forth in (i) above shall be removed from any certificate evidencing such Merger Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Merger Shares.

2.3.          Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding UBID Shares shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the number of Merger Shares issued in exchange for each UBID Share shall be adjusted correspondingly to provide to the UBID Shareholders the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event.

Article III

REPRESENTATIONS AND WARRANTIES OF UBID

Except as set forth on the disclosure schedules, UBID hereby represents and warrants to the Company as follows:

3.1.          Organization and Qualification. UBID is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. UBID is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on UBID.

3.2           Equity Investments. UBID does not own any equity interest in any corporation, partnership, limited liability company or other form of business entity.

3.3           Authority to Execute and Perform Agreement. UBID has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger contemplated hereby and thereby (collectively, the “Transactions”). The execution, delivery and performance by UBID of this Agreement and the consummation by UBID of the Merger have been duly authorized and approved by all necessary corporate action.

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Exhibit 2.1 page 9 of 36

3.4           Binding Effect. This Agreement has been validly executed and delivered by UBID and, assuming the due execution and delivery hereof by the Company, constitutes a valid and binding obligation of UBID, enforceable against UBID in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

3.5           UBID Warrants/Capitalization. At Closing UBID shall have an aggregate of 31,622,288 Common Shares (the “UBID Shares”) issued and outstanding and such additional number of Common Stock Purchase Warrants (the “Warrants”), issued and outstanding, each exercisable to purchase one share of UBID’s Common Stock, to be disclosed to the Company prior to Closing. All of the holders of these warrants are set forth on Schedule 3.5, including termination date and exercise price, as adjusted to reflect the Exchange Ratio herein. There are no other existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements relating to (i) the authorized and unissued UBID Common or Preferred Shares, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from UBID any UBID Shares

3.6           Vote Required; Board of Directors’ and Shareholder Approval. The Board of Directors, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, and the holders of a majority of the voting securities of UBID have each approved this Agreement, the Merger and the Transactions in accordance with the requirements of the DGCL.

3.7           Litigation. There are no judicial, governmental, administrative or arbitral actions, claims, suits or proceedings or investigations (collectively, “Legal Proceedings”) pending or, to the Knowledge of UBID, threatened against or involving UBID or any of its respective property or assets, except as set forth on Schedule 3.7. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving UBID.

3.8           Title to Properties; Absence of Liens. UBID has (i) good and marketable title free and clear of any and all liens and encumbrances of any kind in and to all of its assets and properties, excluding immaterial matters and (ii) sufficient rights to all of their respective assets and properties to permit them to carry on their business as currently contemplated, whether real, personal or fixed, free and clear of all Liens, in each case, except (a) for Liens set forth on Schedule 3.8, (b) for Liens for Taxes not yet due and payable or which UBID is contesting in good faith and for which adequate reserves have been established, (c) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (d) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, “Permitted Liens”).

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Exhibit 2.1 page 10 of 36

3.9          Compliance with Laws. UBID is not in violation of, default under, or conflict with, any applicable order, consent, approval, authorization, registration, declaration, filing, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”) or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.10        Consents and Approvals. Except for (i) those consents, approvals, orders, authorizations, filings or notices set forth on Schedule 3.10, (ii) applicable requirements of the Securities Act, and (iii) the DE Certificate of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by UBID in connection with the execution, delivery and performance by UBID of this Agreement, each and every agreement contemplated hereby, and the consummation by UBID of the Transactions.

3.11        Non-contravention. The execution and delivery of this Agreement and the Transaction Documents by UBID, the performance by UBID of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by UBID (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of UBID’s charter or bylaws, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which UBID is a party or by which it or any of its properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of UBID pursuant to any provision of any contract or Lien.

3.12        UBID Material Contracts. UBID is not in default under any Material Contract of UBID, nor to the Knowledge of UBID does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of UBID, no other party to any such Material Contract of UBID is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any person is needed in order that the Material Contracts of UBID continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

3.13        Taxes.

(a)          Filing of Tax Returns. UBID has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes it is required to file. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. UBID has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of UBID, no claim has ever been made by any Taxing authority in a jurisdiction where UBID does not file Tax Returns, or has Tax Returns filed on its behalf, that UBID is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

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Exhibit 2.1 page 11 of 36

(b)          Payment of Taxes. All Taxes owed by UBID (whether or not shown as due on any Tax Returns) have been paid in full. UBID has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. UBID has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of UBID (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of UBID’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of UBID in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of UBID in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)          Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of UBID either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of UBID has Knowledge. There is no currently pending audit of any Tax Return of UBID by any Taxing authority, and UBID has not been notified in writing that any Taxing authority intends to audit any Tax Return of UBID. UBID has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

3.14        Financial Statements.

(a)          UBID has delivered to the Company copies of its audited consolidated financial statements for the fiscal year ended December 31, 2016 and unaudited financial statements for the fiscal year ended December 31, 2017 (together, the “UBID Financial Statements”). The UBID Financial Statements present fairly the financial condition and results of operations of UBID at the dates and for the periods covered by the UBID Financial Statements. UBID represents and warrants that there has been no material adverse change in the financial condition of UBID from that stated in the UBID Financial Statements.

(b)          The UBID Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of UBID as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)          UBID does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of UBID. UBID has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

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Exhibit 2.1 page 12 of 36

3.15         Books and Records. The books and records, financial and otherwise, of UBID are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of UBID.

3.16         Intellectual Property. Except as set forth on Schedule 3.16, UBID has no Intellectual Property for its business as now conducted and as proposed to be conducted. To the Knowledge of UBID, the business as conducted and as proposed to be conducted by UBID does not and will not cause UBID to infringe or violate any of the Intellectual Property of any other Person.

3.17         Environmental Matters. (i) UBID is in compliance in all material respects with applicable Environmental Laws; (ii) UBID has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of UBID which have given rise to or are reasonably likely to give rise to any material liability on the part of UBID under any Environmental Law; (iv) UBID has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of UBID or the use of any property or facility by UBID, or to the Knowledge of UBID, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

3.18         Real Property. UBID does not own, and has not owned, any real property or any interest in any real property.

3.19         Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of UBID in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with UBID.

3.20         Labor Matters. UBID is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of UBID, no application for certification of a collective bargaining agent is pending. UBID is in compliance with all Applicable Laws applicable to UBID affecting employment practices and terms and conditions of employment.

3.21         Absence of Liabilities. As of December 31, 2017, the date of UBID’s most recent balance sheet, except as set forth on such balance sheet, UBID does not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which balance sheet shall be updated as of the Closing Date.

3.22         Absence of Certain Changes or Events. Since December 31, 2017, UBID has not:

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Exhibit 2.1 page 13 of 36

(a)          Conducted any business or engaged in any activities other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course of its business;

(b)          Declared or made any payment of dividends or other distributions to its shareholders or upon or in respect of any of its UBID Shares or purchased, or obligated itself to purchase, retire or redeem, any of its Common Shares or other securities;

(c)          Amended its Certificate of Incorporation or Bylaws;

(d)          Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever (other than (i) in conjunction with the negotiation and execution of this Agreement, (ii) legal, accounting, advisory and board of director fees and expenses, (iii) obligations incurred in the ordinary course of business or (iv) as set forth on Schedule 3.22(d); subjected or agreed to subject any of the assets or properties of UBID to any lien, security interest, charge, interest or other encumbrance or suffered such to be imposed; or guaranteed or agreed to guarantee the debts or obligations of others.

3.23         Full Disclosure. This Agreement (including the information contained in the disclosure schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

Article IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth on the disclosure schedules and the any OTC Documents, the Company hereby represents and warrants to UBID as follows:

4.1.          Organization and Qualification; Subsidiaries. The Company is a corporation, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not engaged in any business activities of any type or kind whatsoever. The Company does not have any subsidiaries.

4.2.          Equity Investment. The Company does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity.

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Exhibit 2.1 page 14 of 36

4.3.         Authority to Execute and Perform Agreement. The Company has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action.

4.4.         Binding Effect. This Agreement has been validly executed and delivered by the Company and, assuming the due execution and delivery hereof by UBID, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

4.5.         Capitalization.

(a)          As of the date hereof, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Common Stock, par value $0.001 per share, of which 43,271,555 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) 10,000,000 Preferred Shares authorized, of which none are issued or outstanding. The Company has no other authorized, issued or outstanding class of capital stock.

(b)          Obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or acquire shares of the Company.

(c)          Options, Warrants, etc. Other than certain convertible promissory notes as included in Schedule 4.5(d), there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company any shares of capital stock of the Company and no such convertible or exchangeable securities or obligations are outstanding.

(d)          Registration. The outstanding shares of the capital stock of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act or in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of states of the United States.

(e)          Merger Shares. The Merger Shares, when paid for and then issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

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Exhibit 2.1 page 15 of 36

4.6.         Approval. The holders of a majority of the issued and outstanding voting securities of the Company and the Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by written consent in lieu of such a meeting have each approved this Agreement, the Merger and the Transactions pursuant to the laws of the State of Delaware.

4.7.         Financial Statements.

(a)          The consolidated financial statements of the Company and any notes related thereto provided to UBID have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b)          The Company does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the financial statements of the Company. The Company has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

4.8.         No Material Adverse Change. Since August 31, 2018, the Company has not conducted any business or engaged in any activities other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on it, and the Company has no Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise), whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on the Company.

4.9.         Books and Records. The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of the Company

4.10.        Litigation. Other than as disclosed in Schedule 4.10 there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, or any of its respective property or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

11

Exhibit 2.1 page 16 of 36

4.11.        Absence of Liabilities. As of August 31, 2018, the date of the Company’s most recent balance sheet, the Company has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not otherwise set forth on Schedule 4.11, which shall be updated as of the Closing Date.

4.12.        Title to Properties; Absence of Liens. The Company has good and marketable title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except for Liens for Taxes not yet due and payable or which the Company is contesting in good faith and for which adequate reserves have been established.

4.13.        Compliance with Laws. The Company is not in violation of, default under, or conflict with, any applicable Order or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.14.        Intellectual Property. The Company does not own, license or otherwise has any rights in or to any Intellectual Property.

4.15.        Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by such entities (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of the charter or bylaws of any of the Company, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which the Company is a party or by which the Company or any of each of its properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of the Company pursuant to any provision of any contract or Lien.

4.16.        Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.16 and (ii) state notices and filings in connection with the Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

4.17.        Material Contracts. The Company is not in default under any Material Contract, nor to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Material Contract of the Company is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any person is needed in order that the Material Contracts of the Company shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

12

Exhibit 2.1 page 17 of 36

4.18.        Taxes. Except as set forth on Schedule 4.18:

(a)          Filing of Tax Returns. The Company has filed, or has had filed on their behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns, or has Tax Returns filed on their behalf, that they are or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

(b)          Payment of Taxes. All Taxes owed by the Company (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on their respective books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)          Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Company either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge. There is no currently pending audit of any Tax Return of the Company by any Taxing authority, and the Company has not ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Company. The Company has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(d)          Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

(e)          Tax Elections. The Company (i) has not agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) is not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) has not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) has not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local income Tax provision.

13

Exhibit 2.1 page 18 of 36

(f)          Prior Affiliated Groups. The Company (A) has never been a UBID Shareholder of an affiliated group of corporations within the meaning of Section 1504 of the Code and (B) does not have any liability for the Taxes of any person under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a successor to any other person by way of merger, reorganization or similar transaction.

(g)          Tax Sharing Agreements. The Company is not a party to any Tax allocation, indemnity or sharing or similar agreement.

(h)          Section 355. The Company has not distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

(i)          Partnerships. The Company does not own an interest in a partnership for Tax purposes.

4.19.        Environmental Matters. (i) The Company is in compliance in all material respects with applicable Environmental Laws; (ii) the Company has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company which have given rise to or are reasonably likely to give rise to any liability on the part of the Company under any Environmental Law; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or the use of any property or facility by the Company, or to the Knowledge of the Company, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

4.20.        Real Property. The Company has not owned, any real property or any interest in any real property.

4.21.        Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company.

4.22.        Labor Matters. The Company is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company is in compliance with all Applicable Laws applicable to the Company affecting employment practices and terms and conditions of employment.

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Exhibit 2.1 page 19 of 36

4.23.         Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Certificate of Incorporation and of the Bylaws of the Company which have been delivered to UBID are true, correct and complete copies thereof. The corporate minutes of the Company, which have been delivered to UBID are complete and accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings. The Company has delivered to Company all books, records, agreements and other material information of the Company relating to the business of the Company. All documents furnished or caused to be furnished to UBID by the Company are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

4.24.         Full Disclosure. This Agreement (including the information contained in the disclosure schedules), does not (i) with respect to the Company, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to the Company, omit to state any material fact necessary in order to make the representations, warranties and information contained herein (including the information contained in the disclosure schedules), in the context in which made or provided, not false or misleading.

Article V

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.          Actions Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing, each of the parties to this Agreement agree to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted and the Company shall continue to make timely filings (except pursuant to valid extensions) as required by the SEC pursuant to the Securities Act and the Exchange Act and shall not take any action that will adversely affect the ability of the Company to qualify for quotation of its common stock on the over the counter bulletin board. Without limiting the generality of the foregoing, prior to the Effective Time, none of the parties to this Agreement shall, except as contemplated by this Agreement, without the prior written consent of the other parties to this Agreement, directly or indirectly, do any of the following:

(a)          except to the extent required by Applicable Law, as contemplated by this Agreement, amend or otherwise change the certificate of incorporation, Bylaws, operating agreement or other similar organizational document;

(b)          issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;

(c)          purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (including any security convertible or exchangeable into its capital stock);

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Exhibit 2.1 page 20 of 36

(d)          enter into any Material Contract, except in the ordinary course of business;

(e)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

(f)          incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

(g)          (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, any of its directors, executive officers or employees, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any employee Benefit Plan or policy, or (v) hire any employee or consultant;

(h)          take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

(i)          acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

(j)          mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate;

(k)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business and consistent with past practice;

(m)          take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (l) above, or any action which would make any of the representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the parties to this Agreement from performing or cause the parties to this Agreement not to perform their respective covenants under this Agreement in any material respect;

16

Exhibit 2.1 page 21 of 36

(n)          waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement);

(o)          authorize any of, or commit or agree to take any of, the foregoing actions; or

(p)          make or change any Tax election, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any claims for Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of any of the parties to this Agreement.

5.2.          Company Stockholders’ Approval; Information Statement. As soon as practicable after the date hereof, the Company will take all steps necessary to solicit the approval of the requisite number of stockholders of the Company approving the Merger and this Agreement in accordance with the provisions of the DGCL (the “Company Consent”). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of the Company’s directors, the Board of Directors of the Company (i) shall recommend to the stockholders of the Company that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the Company Consent.

5.3.          UBID Shareholder’s Approval. As soon as practicable after the date hereof, UBID will take all steps necessary to solicit the approval of the requisite number of its UBID Shareholders approving the Merger and this Agreement in accordance with the provisions of the DGCL (the “UBID Consent”). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of UBID’s Board of Directors, the Board of Directors of UBID (i) shall recommend to the UBID Shareholders that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the UBID Consent.

5.4.          Efforts; Consents. Each of the parties to this Agreement agrees to, and to cause its respective Subsidiaries to, use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

17

Exhibit 2.1 page 22 of 36

5.5.          Filing of Tax Returns; Payment of Taxes. Each of the parties to this Agreement will prepare in a manner consistent with its past practice and timely file all Tax Returns it is required to file, the due date of which (without extensions) occurs on or before the Closing Date and shall pay all Taxes due with respect to any such Tax Returns.

5.6.          Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by UBID and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, UBID and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. In the event the Merger is not consummated, UBID and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

5.7.          Notification of Certain Matters. The Company shall give prompt notice to UBID if any of the following occurs after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, FINRA, the SEC or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (iv) the commencement or threat of any litigation involving or affecting the Company, or any of their respective properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company of any provision of this Agreement, and (vi) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect on the Company.

18

Exhibit 2.1 page 23 of 36

5.8.         Non-Solicitation.

(a)          No party to this Agreement, nor any of their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”), shall (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the parties hereto to consummate the Merger, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to their properties, books or records to, or otherwise assist, facilitate or encourage, any person (other than UBID or any affiliate or associate thereof) relating to any Acquisition Proposal.

(b)          Each of the parties to this Agreement and each of their Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of any party to this Agreement, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or UBID, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or UBID, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, UBID or any of their Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries or UBID and its Subsidiary, as the case may be, taken as a whole, or that results in the stockholders of the Company or the UBID Shareholders, as the case may be, immediately prior to such transaction owning less than 50% of the outstanding voting securities of the Company or UBID, as the case may be, immediately after such transaction, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

5.9.          Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions, including to provide any necessary information in connection with the Company’s filing its Information Statement with the SEC.

5.10.         Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except as may be required by Applicable Law.

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Exhibit 2.1 page 24 of 36

5.11         Board of Directors. Prior to the Effective Time, the Board of Directors of the Company, in accordance with applicable law, shall take all necessary action (including the resignation of existing directors) to cause its Board of Directors, as of the Effective Time, to consist of a total of six (6) members, with all such directors to be designated in writing by UBID, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

(a)          Consents and Approvals. All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(b)          No Restraints. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

6.2           Conditions to Obligations of the Company to Consummate the Transactions. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

(a)          Representations and Warranties. The representations and warranties of UBID contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)          Performance of Obligations. UBID shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, including the disclosure of the number of warrant shares to be issued to UBID’s shareholders as set forth in section 3.5 herein, by each of them prior to the Effective Time.

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Exhibit 2.1 page 25 of 36

(c)          Officer’s Certificate. UBID shall have executed and delivered to the Company a certificate, dated the date of Closing and signed by an officer of UBID, evidencing compliance with Sections 6.2(a) and 6.2(b) hereof.

(c)          Due Diligence. The Company shall have completed its financial, business and legal due diligence investigation of UBID to the Company’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of the Company and its counsel.

(d)          Stock Certificates. Certificates evidencing the number of Merger Shares to be issued to each UBID Shareholder in the names of such UBID Shareholders shall have been delivered by the Company’s agent to counsel to UBID in accordance with Section 2.2.

(e)          Approval. Holders of at least a majority of the Company’s outstanding capital stock shall have approved the Merger and this Agreement in accordance with the DGCL.

(f)          Resignations. The member(s) of the Board of Directors and officers of the Company shall have each delivered his or her resignation effective as of the Closing in a form reasonably acceptable to UBID.

(g)          Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on UBID.

6.3          Conditions to Obligations of UBID to Consummate the Transactions. The obligation of UBID to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Parent and Merger Sub:

(a)          Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)          Performance of Obligations. The Company shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

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Exhibit 2.1 page 26 of 36

(c)          Officer’s Certificate. The Company shall have executed and delivered to UBID a certificate, dated the date of Closing and signed by an officer of the Company, evidencing compliance with Sections 6.3(a) and 6.3(b) hereof.

(d)          Due Diligence. UBID shall have completed its financial, business and legal due diligence investigation of the Company to UBID’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of UBID and its counsel.

(e)          Approval. Holders of at least a majority of the outstanding UBID voting securities shall have approved the Merger and this Agreement in accordance with the DGCL.

(f)          Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on the Company.

Article VII

TERMINATION

7.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

(a)          by the mutual written consent of the parties to this Agreement;

(b)          by either the Company or UBID, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before October 31, 2018; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or UBID, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

(c)          by either the Company or UBID, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

(d)          at the election of the Company, if (i) UBID has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice of such breach by the Company to UBID; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) (A) shall not be available to the Company if the Company at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, or (B) if the Company or its counsel is not satisfied with the financial, business or legal due diligence investigation of UBID or any item or issue that is discovered in the course of such investigation as determined by the Company or its counsel in its sole and absolute discretion; and

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Exhibit 2.1 page 27 of 36

(e)          at the election of UBID, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice to the Company of such breach by UBID; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to UBID if UBID, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

7.2          Effect of Termination. In the event of the termination of this Agreement by either the Company or UBID pursuant to Section 7.1, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) there shall be no further liability under this Agreement on the part of UBID or the Company, other than pursuant to the provisions of Section 5.6, Section 5.7, this Section 7.2 and Section 7.3.

7.3          Expenses; Termination Fees.

(a)          Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. In the event a party terminates this Agreement, other than as may be permitted in accordance with Section 7.1, such terminating party shall be required to pay the other party’s fees incurred in connection with the transactions contemplated hereunder.

(b)          All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made.

(c)          The term “Expenses” shall mean all out-of-pocket expenses incurred by the Company and its affiliates in connection with this Agreement, any letter of intent related to this Agreement, and the transactions and due diligence contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

(d)          The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither UBID nor the Company would enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.3 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of Chase Manhattan as in effect from time to time during such period.

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Exhibit 2.1 page 28 of 36

Article VIII

MISCELLANEOUS

8.1           Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 5.9.

“Acquisition Transaction” has the meaning set forth in Section 5.9.

“Adjustment Event” has the meaning set forth in Section 2.3.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Applicable Law” means any Federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company or UBID, as the context may require.

“Benefit Plan” means each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement, including, without limitation, each “employee Benefit Plan” as such term is defined under Section 3(3) of ERISA.

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Exhibit 2.1 page 29 of 36

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

“Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Certificates” has the meaning set forth in Section 2.2(a).

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Consent” has the meaning set forth in Section 5.2.

“Company Stockholder” and “Company Stockholders” have the meaning set forth in Section 2.1.

“Company Warrant” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2.

“Expenses” has the meaning set forth in Section 7.3(d).

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Exhibit 2.1 page 30 of 36

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Fully Diluted Basis” shall mean that the amount of common stock of an entity outstanding shall be determined on the basis that all outstanding options, warrants and other convertible securities shall be deemed to be fully exercised or converted (as the case may be) into common stock.

“GAAP” has the meaning set forth in Section 4.7(b).

“Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

“Government Agency” means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

“Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

(a)          patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

(b)          trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

(c)          copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

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Exhibit 2.1 page 31 of 36

(d)          trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

(e)          computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

(f)          Internet addresses, domain names, web sites, web pages and similar rights and items.

“Investment Letter” has the meaning set forth in Section 6.1(c).

“Knowledge” with respect to any Person, means the actual knowledge of any of the officers or directors of such Person after diligent inquiry.

“Legal Proceedings” has the meaning set forth in Section 3.7.

“Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

“Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of a Person and its Subsidiaries, taken as a whole.

“Material Contract” means all of the following contracts, agreements, undertakings or arrangements, whether or not in writing, to which a Person is a party or by or to which any of them or any of their assets or properties are bound or subject, with respect to: (i) any current or former officer, director, stockholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) any labor union or association representing any employee; (iii) the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause calling for an aggregate purchase or sale price or payments of more than $1,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements); (iv) the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (v) joint ventures, strategic alliances or partnerships; (vi) an indemnity or sharing of any tax liability of any third party; (vii) the purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by such Person with less than ninety days’ notice without incurring liability, premium or penalty; (viii) the sharing of fees, the rebating of charges or other similar arrangements; (ix) obligations or liabilities of any kind to holders of such Person securities as such; (x) covenants of such Person not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the such Person in any line of business or in any geographical area; (xi) the acquisition by the such Person of any operating business, including the assets or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee; (xiii) the payment of fees or other consideration on behalf of any officer or director of such Person or to any other entity in which any of the foregoing has an interest; (xiv) the borrowing of money; (xv) any purchase price or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) whether or not made in the ordinary course of business; (xvi) the purchase or sale of material, supplies, equipment, merchandise, intellectual property, real property, assets (whether tangible or intangible) or services where the purchase or sale price, the estimated purchase or sale price, the maximum order price, the maximum contract price, or the ceiling price (whether in one case or in the aggregate, in the case of a related series of contracts or other agreements) is more than $10,000, and a party to the contract or the known end or ultimate user, seller, or purchaser is any Government Agency; (xvii) any schedule contracts with the United States General Services Administration or any multiple award schedule contracts, basic agreements, basic ordering agreements, or blanket purchase agreements with any Government Agency; and (xviii) any other contract, agreement or arrangement that is material to the business of a Person.

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Exhibit 2.1 page 32 of 36

“Maximum Capitalization” has the meaning set forth in Section 4.5(a).

“Merger” has the meaning set forth in the recitals.

“Merger Shares” has the meaning set forth in Section 2.1(b).

“Orders” has the meaning set forth in Section 3.9.

“OTC Documents” shall mean all forms, reports, schedules, statements, and other documents required to be filed by the Company under the Alternative Reporting Standard of the OTC Pink Open Market.

“Permitted Liens” has the meaning set forth in Section 3.8.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Recent Reports” has the meaning set forth in Section 4.8.

“Representatives” has the meaning set forth in Section 5.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

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Exhibit 2.1 page 33 of 36

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Delaware Certificate of Merger and the Delaware Articles of Merger, the officer’s certificate to be delivered by UBID pursuant to Section 6.2(c) and the Company pursuant to Section 6.3(c), the disclosure schedules and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

“Transactions” has the meaning set forth in Section 3.3.

“UBID” has the meaning set forth in the preamble.

“UBID Financial Statements” has the meaning set forth in Section 3.14.

“UBID Shareholder” and “UBID Shareholders” have the meaning set forth in Section 2.1(a).

“UBID Warrant” has the meaning set forth in Section 2.4.

8.2           Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.3           Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

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Exhibit 2.1 page 34 of 36

8.4           Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery, electronic mail with confirmation of receipt or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

(g)	if to the Company:

Incumaker, Inc.

327 Dahlonega Road

Suite 1701B

Cumming, Georgia 30040

Attn: Darren Bankston, CEO

Email: incumaker@gmail.com

(h)	if to UBID:

UBid Holdings, Inc.

566 W. Adams Street

Suite 250

Chicago, Illinois 60661

Attn: Ketan Thakker, CEO

Email: ketan.thakker@ubid.com

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

8.5           Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic image transmission technology. Copies of signature pages delivered by facsimile or other means of electronic image transmission shall have the same force and effect as originals thereof.

8.7           Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

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Exhibit 2.1 page 35 of 36

8.8           Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

8.9           Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.10         Third Party Beneficiary. The parties intend that there are no third party beneficiaries to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President

INCUMAKER, INC.

By:	/s/ Darren Bankston
Name: Darren Bankston
Title: CEO

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Exhibit 2.1 page 36 of 36

UBID AND INCUMAKER DISCLOSURE SCHEDULES

Schedule 3.13(a) uBID has not filed any federal or state tax returns since 2012 but is preparing those tax returns and expects to have them filed within 30 calendar days from the Closing Date.

Schedule 4.10 On December 17, 2017, a lawsuit that had been dismissed by the plaintiff on July 21, 2017, was refiled against the Company pursuant to Georgia's renewal statute (O.C.G.A. 9-2-61), titled Oelshlager v. Cryomist II, Cryomist III and Incumaker, Inc. (Fulton County Georgia State Court). The lawsuit alleges that Incumaker is liable for the conduct of its subsidiary on the theory that it is the parent of these separate corporations and that the Cryomist Companies were merely the alter ego of Incumaker. The Company plans to vigorously defend itself against this lawsuit.

On May 11, 2018, a lawsuit was filed by Louis Thomson claiming that the Company had failed to reimburse him rent money he paid as the Guarantor under the lease for the Cryomist III premises, located in Buford, Georgia. The Company and Mr. Thomson had entered into a joint venture whereby the Company would purchase from Mr. Thomson all of his shares and interest in Cryomist III. The joint venture included terms whereby the Company would assume the five-year lease pursuant to a Lease Assignment dated February 13, 2014. In addition, Mr. Thomson was to remain as the guarantor of the lease. Cryomist III ceased operations only three months after the execution of the joint venture with several years remaining on the lease. Mr. Thomson negotiated and paid a large settlement to the landlord of the lease for the remaining rent without ever consulting the Company as the principal under the lease. The Company has denied that it is liable for the reimbursement of such rent payments since Mr. Thomson entered into a settlement for the payment of such rent without the Company’s knowledge. The Company has also filed counterclaims against Mr. Thomson for breach of contract and set-off for monies Mr. Thomson owes the Company but refuses to pay. The Company plans to vigorously defend itself against the claims in this lawsuit and to diligently pursue its counterclaims.

Schedule 4.5 – See attached Incumaker Debt Schedule

Schedule 4.5(c) – 500,000 warrants issued to Street Capital convertible at $0.07 with an exercise termination date of November 11, 2018

Schedule 4.18 – The Company has not filed its 2017 Federal and state tax returns which will be filed following receipt by the Company’s tax preparer of the Company’s final audited financial report expected no later than October 31, 2018.

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